                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             _____________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 2)(1)



                            AMERICAN RE CORPORATION
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)


                                  029163-10-2
                                 (CUSIP Number)



(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 029163-10-2              SCHEDULE 13G        PAGE   2   OF   9   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                KKR ASSOCIATES, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                NEW YORK
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                         -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                        -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              -0-
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
             PN
          ---------------------------------------------------------------------

CUSIP NO. 029163-10-2              SCHEDULE 13G        PAGE   3   OF   9   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                AMERICAN RE ASSOCIATES, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                         -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                        -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              -0-
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
             PN
          ---------------------------------------------------------------------

CUSIP NO. 029163-10-2              SCHEDULE 13G        PAGE   4   OF   9   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                KKR PARTNERS II, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                         -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                        -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              -0-
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
             PN
          ---------------------------------------------------------------------

ITEM 1.

     (a)  NAME OF ISSUER:

               American Re Corporation

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               555 College Road East
               Princeton, New Jersey 08543

ITEM 2.

     (a)  NAME OF PERSONS FILING:

               KKR Associates, L.P.
               American Re Associates, L.P.
               KKR Partners II, L.P.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               c/o Kohlberg Kravis Roberts & Co.
               9 West 57th Street
               New York, New York 10019

     (c)  CITIZENSHIP:

               KKR Associates, L.P.   New York
               American Re Associates, L.P.   Delaware
               KKR Partners II, L.P.   Delaware

     (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share

     (e)  CUSIP NUMBER:

               029163-10-2

ITEM 3.   Not applicable

ITEM 4.   OWNERSHIP

     (a)  AMOUNT BENEFICIALLY OWNED:

               On November 25, 1996, American Re Associates, L.P., a Delaware limited partnership, and KKR Partners II, L.P., a Delaware limited partnership, disposed of all of the shares of common stock of American Re Corporation previously owned by them. Consequently, American Re Associates, L.P., KKR Partners II, L.P. and KKR Associates, L.P., a New York limited partnership and the sole


                               Page 5 of 9 pages.

               general partner of each of American Re Associates, L.P.  and
               KKR  Partners  II,   L.P.,  no  longer beneficially  own any
               shares of  common stock  of American Re Corporation.

     (b)  PERCENT OF CLASS:

               -0-

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)   Sole power to vote or direct the vote:

                    -0-

          (ii)  Shared power to vote or to direct the vote:

                    -0-

          (iii) Sole power to dispose or to direct the disposition of:

                    -0-

          (iv) Shared power to dispose or to direct the disposition of:

                    -0-

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON

          Not applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP

          Not applicable.



                               Page 6 of 9 pages.
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ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.  CERTIFICATION

          Not applicable.





                               Page 7 of 9 pages.
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                                   SIGNATURES


          After  reasonable  inquiry  and   to  the  best  of  my knowledge and
belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1997


                              KKR ASSOCIATES, L.P.



                              By: /s/ Edward A. Gilhuly
                                  --------------------------------------
                                  Name:    Edward A. Gilhuly
                                  Title:   General Partner


                              AMERICAN RE ASSOCIATES, L.P.

                              By:     KKR ASSOCIATES, L.P.
                              Its:    General Partner



                                      By: /s/ Edward A. Gilhuly
                                      ----------------------------------
                                      Name:    Edward A. Gilhuly
                                      Title:   General Partner


                              KKR PARTNERS II, L.P.

                              By:     KKR ASSOCIATES, L.P.
                              Its:    General Partner



                                      By: /s/ Edward A. Gilhuly
                                      ----------------------------------
                                      Name:    Edward A. Gilhuly
                                      Title:   General Partner





                               Page 8 of 9 pages.
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                                    EXHIBITS


Exhibit 1- Joint Filing Agreement (incorporated by reference to Exhibit 1 to the Statements on Schedule 13G of KKR Associates, L.P., American Re Associates, L.P, and KKR Partners II, L.P. filed on February 14, 1995).





                               Page 9 of 9 pages.